Exhibit 99.1

Annaly Capital Management, Inc. Expands Board with Election of Katie Beirne Fallon and Vicki Williams Effective January 1, 2018

NEW YORK--(BUSINESS WIRE)--November 1, 2017--Annaly Capital Management, Inc. (NYSE:NLY) (“Annaly” or the “Company”) today announced that the Board of Directors of the Company (the “Board”) has elected Katie Beirne Fallon and Vicki Williams to become members of the Board effective January 1, 2018. With the additions of Ms. Fallon and Ms. Williams, Annaly’s Board will comprise eleven members, nine of whom are independent.

“Katie and Vicki are two highly accomplished professionals who add to our Board’s depth and perspective on critical topics such as public policy, human resources, corporate responsibility and communications,” said Kevin G. Keyes, Chief Executive Officer and President of Annaly. “Together with the entire Board, I welcome Katie and Vicki to Annaly and look forward to working with them. We are confident they both will add unique value to our Board of Directors and that Annaly will benefit from their experience, insights and counsel.”

Ms. Fallon is the Global Head of Corporate Affairs for Hilton and is responsible for managing its communications, government relations and corporate responsibility efforts. Ms. Fallon is also a member of Hilton’s executive committee. Ms. Fallon has over a decade of experience serving as a top leadership aide in the highest levels of the U.S. government. Prior to Hilton, Ms. Fallon was Senior Advisor and Director of Legislative Affairs for President Obama. As the President's chief liaison to Congress, she played a lead role in negotiating major bipartisan legislation and improving the relationship between the White House and Congress. Before her tenure as chief liaison, Ms. Fallon served as the President’s Deputy Communications Director at the White House where she devised and executed communications strategies for the President to promote his economic agenda across the country.

Ms. Williams is Senior Vice President, Compensation, Benefits and Human Resources Information System (HRIS) at NBCUniversal. In addition to overseeing these three HR specialist areas, she also oversees HR support for corporate functions, specifically corporate legal, HR, communications, corporate events, social responsibility and diversity. Prior to joining NBCUniversal, Ms. Williams was a consultant on compensation and benefits both as a partner with Pay Governance LLC and prior to that as a principal with Towers Perrin Forester & Crosby Inc. (now Willis Towers Watson PLC). In these roles, Ms. Williams has gained direct experience with boards of directors and senior management on all elements of compensation, human resources and benefits.

Ms. Fallon will serve as a Class III director and will stand for re-election to the Board at the Company’s 2018 Annual Meeting of Stockholders for a term of two years. Ms. Fallon will serve on the Board’s Nominating/Corporate Governance Committee and Public Responsibility Committee effective January 1, 2018.

Ms. Williams will serve as a Class II director and will stand for re-election to the Board at the Company’s 2018 Annual Meeting of Stockholders for a term of one year. Ms. Williams will serve on the Board’s Audit Committee and Compensation Committee effective January 1, 2018.

About Annaly

Annaly is a leading diversified capital manager that invests in and finances residential and commercial assets. Annaly’s principal business objective is to generate net income for distribution to its stockholders and to preserve capital through the prudent selection of investments and continued management of its portfolio. Annaly has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Annaly is externally managed by Annaly Management Company LLC. Additional information is available at www.annaly.com

Forward Looking Statements

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward looking statements due to a variety of factors, including, but not limited to, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities and other securities for purchase; the availability of financing and, if available, the terms of any financing; changes in the market value of our assets; changes in business conditions and the general economy; our ability to grow our commercial real estate business; our ability to grow our residential mortgage credit business; our ability to grow our middle market lending business; credit risks related to our investments in credit risk transfer securities, residential mortgage-backed securities and related residential mortgage credit assets, commercial real estate assets and corporate debt; risks related to investments in mortgage servicing rights; our ability to consummate any contemplated investment opportunities; changes in government regulations and policy affecting our business; our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; and our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations
1-888-8Annaly
www.annaly.com